Exhibit 99.2
Conference Call Speech Q2 2007

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q2 2007. I will begin with the financial results:

This was another successful quarter for FSI resulting in a significantly smaller loss than Q2, 2006 on similar operating revenues. The slightly lower than expected sales was a result of decreased sales performance in the Ecosavr pool product. As a result, the pool division has undergone reorganization and marketing of Ecosavr has been assigned to the historically successful Heatsavr executive. We expect this will lead to lower cost of sales and increased Ecosavr sales in 2008 along with more effective use of personnel.

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Sales in the second quarter were $2,143,000, down slightly compared to sales of $2,250,000, a year ago. The result was a GAAP net loss of $70,000, or $0.01 per share for Q2, 07 compared with a significantly higher net loss of $345,000, or $0.03, in Q2, 06.

Non-GAAP operating cash flow:  For the 6 months ending Jun. 30, 2007 net income includes $535,000 of non-cash charges in the form of depreciation and stock option expenses. When the non-cash charges are removed, the Company shows positive operating cash flow of $440,000 or $0.03 per share. This compares with operating cash flow of $442,000, or $0.03 per share, in the first half of 06 when 06 is corrected for a non-recurring income tax recovery. As a result of the positive operating cash flow, the cash position and operating flexibility of the company is continually increasing.

We are very pleased that the net loss is decreasing. We are less pleased with the slightly lower revenue numbers and lack of top-line growth so far in 2007. The second half of the year is expected to improve as Watersavr sales into Australia begin again.

Operating cash flow is a non-GAAP measurement. Our news releases and filings with the SEC itemize reconciliation with GAAP measurements.

Biomass Factory: In Q-2 we raised 3 million dollars in order to build a plant in southwestern Canada that will make aspartic acid from sugar in a biological fermentation process. The plant is scheduled to begin operations in late 2008 and will de-link our NCS division from rising oil prices and allow us to more than recover the margins we have lost over the last 3 years as well as reduce currency risk and position our products as renewable resource based. A site will be announced in the next few weeks and construction will begin in the fall.

Objectives for the next 2 quarters:

We must increase revenue in all product groups with the objective of regaining our year over year growth. We must balance cash flow with research and capital expenditures so that forward momentum is maximized without negative cash flow.

Execute the biomass plant plan on budget and on time. Continued high oil prices and changes in the Chinese currency confirm our decision to expand in this direction.

Continue the organic growth of the NanoChem product line and position NanoChem to earn any new business that becomes available in detergents or water treatment. Begin sales of the second generation polyaspartate products directed towards higher temperature uses.

Q2  Highlights by Product Line:

1.
In the swimming pool market Heatsavr has seen greatly increased sales. Ecosavr has not. We have combined both products into a single sales organization with the very successful Heatsavr executive replacing the Ecosavr salesman. This is expected to have the dual effect of reducing cost of sales and increasing gross sales.

2.
Watersavr: We are seeing renewed government interest in the US southwest. This interest, though strong, will take many more months to result in sales or other announceable events. In Australia, we had significant sales success with Watersavr, Heatavr and Ecosavr in the second half of 2006. All the requirements to substantially increase total sales to Australia are in place and will be realized in the last 2 quarters this year and first quarter 08.

3.
Biopolymers: our NanoChem division had stable sales this quarter and half. The new high temp product may result in revenue growth in Q3 and Q4 provided our customers are successful in bids at specific oil fields In addition to our R&D efforts to develop improvements to our base products and increase utilization in current oilfield operations, we are continuing our efforts to convince water treatment and detergent companies to use our biopolymers in place of incumbent, non-degradable materials. The target markets are controlled by very large companies that have long decision cycles but also contract for large amounts over long periods. We caution that these initiatives will take some time to succeed.

Expectations:

1.	We expect a resumption of double-digit organic growth in revenue within a range of 15 to 30% during Q3 and 4.
2.
We expect 2007 to have positive operating cash flow for the year as a whole and for all quarters. Even with the expensing of employee options, net profitability is quite probable for full year 2007. However, management cautions that the treatment of certain costs related to the biomass capital expenditure may have to be shown as operating expenses and result in a small net loss

3.
Net profits: We foresee net profit for full year 07 in the range of 0-2 cents per share subject to the caution mentioned earlier. Please recognize that FSI is focused on certain very large, long-term sales projects that consume capital and human resources to win major successes that will dramatically increase profits if realized. As a result, management intends to maximize future opportunity by deploying income that could otherwise be recognized as current profits.

4.	We see a significant probability of large contracts in either the W$ or biopolymer product lines that are in excess of the organic growth expectations.

The text of this speech will be available on our website by Friday and email or fax copies can be requested from Jason Bloom at 1800 661 3560.

Thank you, the floor is open for questions.